Exhibit 10.1
THIRD AMENDING LEASE AGREEMENT
WHEREAS THE WESTAIM CORPORATION (“Lessor”) and NUCRYST PHARMACEUTICALS CORP. (“Lessee”) entered into a Memorandum of Lease Agreement dated July 1, 2005 (the“ Original Lease Agreement”) which was amended by Letter Agreement dated November 14, 2005 (the “First Amending Lease Agreement”) and by a second amending lease agreement dated April 27, 2006 (the “Second Amending Lease Agreement”);
AND WHEREAS the parties hereto wish to further amend the Original Lease Agreement and the Second Amending Lease Agreement;
NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration now exchanged by and between the parties (the receipt and sufficiency of which is hereby irrevocably acknowledged), the parties hereto agree as follows:
1.	Effective as of the 1st day of April, 2006:
(a)	The Second Amending Lease Agreement shall be amended by deleting clause 1(a) in its entirety.
2.	Effective as of the 15th day of June, 2006:
(a)	As per Clauses 4.6 and 4.7 of the Original Lease Agreement, the Second Amending Lease Agreement shall be amended in respect of the MMC Building as follows:
The newly constructed RC-5 area (see Schedule A-3 attached) will be added to the Leased Premises increasing the square footage of the Leased Premises in the MMC Building by five thousand nine hundred and one feet to a total of sixty-nine thousand five hundred and eighty-nine (69,589 sq. ft.) square feet and adjusting the rent accordingly to recover the Construction Costs associated with the RC-5 area ($1,486,672.88) over the remaining term of the Original Lease Agreement (9.0416 years as of June 15th, 2006) all effective June 15th, 2006. In that regard, all terms and provisions of the Lease shall be deemed to be automatically amended as may be required to give full force and effect to the increase in square footage of the Leased Premises. Without limitation, the Leased Premises shall be deemed to include the additional square footage set forth herein and the requirements for payment of Basic Rent and Additional Rent shall be deemed to include the requirement for payment of the Basic Rent and Additional Rent for such additional square footage in the Floor Area of the Leased Premises.
For greater certainty, the total amount of Basic Rent for the Leased Premises in the MMC Building shall be amended to Six Hundred and Ninety-Four Thousand, Three Hundred and Ten Dollars and Two Cents ($694,310.02) per annum (or Fifty-Seven Thousand, Eight Hundred and Fifty-Nine Dollars and Seventeen Cents ($57,859.17) per month).
(c)	The following schedules of the Original Lease Agreement shall be amended and replaced in their entirety by those schedules attached to this Third Amending Lease Agreement:
(i)	Schedule A-2;

(ii)	Schedule A-3;

(iii)	Schedule A-4;

(iv)	Schedule D.

3.	Except as herein amended, all other provisions, terms and conditions of the Original Lease Agreement and the Second Amending Lease Agreement shall remain the same and in full force and effect.
4.	All capitalized terms used herein but not defined shall have the meanings defined therefore in the Original Lease Agreement.
IN WITNESS WHEREOF the parties have executed this Agreement by the hands of their duly authorized officers in that regard, whose signatures alone are sufficient to bind the parties to the terms hereof, the 8th day of August, 2006.

THE WESTAIM CORPORATION		NUCRYST PHARMACEUTICALS CORP.

Per:	/s/ Brian D. Heck	Per:	/s/ Eliot Lurier

Name:	Brian D. Heck		Eliot M. Lurier
Title:	Vice President, General Counsel &		Vice President, Finance & Administration, CFO
Corporate Secretary

Per:	/s/ Douglas Murray	Per:	/s/ Carol L. Amelio

Name:	Douglas Murray		Carol L. Amelio
Title:	Assistant Corporate Secretary		General Counsel & Corporate Secretary

Schedule A2
LEASED PREMISES
MMC Building

Schedule A3
LEASED PREMISES
MMC Building

Schedule A4
LEASED PREMISES
MMC Building

Amended SCHEDULE “D”
DEFINITIONS
     In this Lease, the following words, phrases and expressions are used with the meanings defined as follows:
(a)	“Agreement” or “Lease” means this Lease as the same may be amended from time to time in accordance with the terms hereof and the expressions “herein”, “hereof”, “hereto”, “above”, “below” and similar expressions used in any paragraph, subparagraph, section or article of this Lease refer and relate to the whole of this Lease and not to that paragraph, subparagraph, section or article only, unless otherwise expressly provided.

(b)	“Additional Rent” means the Additional Rent payable by the Lessee to the Lessor pursuant to this Lease as provided for in Section 5.2 hereof.

(c)	“Additional Space” means the Expansion Additional Space or the Lease Option Additional Space, as applicable in the circumstances.

(d)	“Alberta CPI” or “CPI” means the All-Items Consumer Price Index for Alberta as published by Statistics Canada or other department or agency of the Canadian federal government from time to time.

(e)	“Arbitration Act” means the Arbitration Act (Alberta), and amendments thereto, or any like statute in effect from time to time.

(f)	“Basic Rent” means the rent set out in Section 2.1(f), as may be amended from time to time by the incorporation of Additional Space into the Leased Premises pursuant to the terms of this Lease. For greater certainty “Basic Rent” does not include any goods and services tax (G.S.T.) which is payable by the Lessee in addition to Basic Rent.

(g)	“Building” means the MMC Building or the R&D/AIMS I Building, as applicable in the circumstances, including the Common Facilities, all as the same may be expanded or altered in accordance with this Lease from time to time.

(h)	“Building Expansion” shall have the meaning given to it in section 4.6(a).

(i)	“Capital Improvement Costs” means any and all planning, design, project management and construction costs associated with improvements to the Unleased Space and any and all fees and expenses and costs associated with such activities payable to contractors, subcontractors, consultants and the municipality relating thereto, plus fifteen (15%) percent on all of such amounts.

(j)	“Commencement Date” means the date set out in Section 2.1(e)(ii).

(k)	“Common Facilities” means the Complex Common Facilities and all lands, improvements, facilities, utilities, installations, and equipment forming part of the Building and the Lands other than parts of those lands, improvements, facilities, utilities, installations and equipment designated by the Lessor for leasing to tenants of the Building or for exclusive use by the Lessor or tenants.

(l)	“Complex Common Facilities” means the cafeteria located adjacent to the R&D/AIMS I Building on the lands legally described as Lot 49, Block 1, Plan 042 4648 and the front lobby, and cafeteria of the MMC Building located on the Lands, all as shown on Schedule “B-1” and “B-2” attached.

(m)	“Construction Costs” means any and all costs and expenses of planning, design, development, demolition, project management and construction relating to the Building Expansion and the Expansion Additional Space in accordance with agreed upon plans and specifications and any and all fees and expenses and costs associated with such activities payable to contractors, subcontractors, consultants and the municipality relating thereto, plus fifteen (15%) percent on all of such amounts.

(n)	“CPI at End of Term” means any of the following as applicable in the circumstances:
(i)	For a First Renewal Term, the Alberta CPI on the last day of the month which is six months prior to the last day of the initial Term;

(ii)	For a Second Renewal Term, the Alberta CPI on the last day of the month which is six months prior to the last day of the First Renewal Term;

(iii)	For a Third Renewal Term, the Alberta CPI on the last day of the month which is six months prior to the last day of the Second Renewal Term;

(iv)	In the event that the Lessee has accelerated the exercise of its renewal rights pursuant to section 4.5(b)(iv) or section 4.6(g) hereof (the “accelerated renewal”), a number which is extrapolated to be the CPI at the expiry date of the then current term of the lease (without considering the accelerated renewal) on the basis that the rate of change in the Alberta CPI from the first day of the then current Term or renewal, as applicable, until the last day of the then current Term or renewal, as applicable, shall be the same as the rate of change in the Alberta CPI from the first day of the then current Term or renewal, as applicable, until the date of exercise of the accelerated renewal.
(o)	“Environmental Costs” shall mean any and all costs and expenses incurred by the Lessor associated with disposal of effluent from the Buildings and adjacent lands.

(p)	“Expansion Additional Space” shall have the meaning given to it in section 4.6 hereof.

(q)	“Floor Area” means the area, expressed in square feet or such other unit as the Lessor may determine, of all floors and mezzanines of all storeys in each interior leasable space in the Building or any specified portion thereof, calculated by measuring from the exterior surfaces of the exterior walls and of all walls adjoining Common Facilities, from the centre line of party or demising walls separating two (2) or more interior leasable premises and from the lease line separating any interior leasable premises from other areas in the Building (as the case may be) where no wall exists, all without deduction or exclusion for any space occupied by or used for columns, stairs, elevators, escalators or other interior construction or equipment or for any storefront or doorway areas recessed from the lease line, and when used in respect of the Leased Premises means the area of all floors and mezzanines of all storeys in the Leased Premises, calculated as aforesaid.

(r)	“Governmental Requirements” means any and all applicable laws, rules, regulations, ordinances or orders of a municipality or other governmental authority.

(s)	“Gross Leaseable Area” of the Buildings or any specified portion thereof means the aggregate, from time to time, of the Floor Areas of all interior leaseable areas in the Buildings or any specified portion thereof.

(t)	“High Volume Air Flow Area” means the portions of the Buildings which are served by a make-up air unit system.

(u)	“Lab Area” means the portion of Floor Area in the Buildings used from time to time for laboratory purposes.

(v)	Lands” means the lands described in Section 2.1(g).

(w)	“Leased Premises” means the portion of the MMC Building comprising approximately 69,589 square feet of Floor Area as shown cross-hatched in red on Schedules “A-2”, “A-3” and “A-4” attached hereto and the portion of the R&D/AIMS I Building comprising approximately 8,130 square feet of Floor Area as shown single-hatched in green on Schedules “A-1” attached hereto.

(x)	“Lessee” means the Party described in Section 2.1(b) and the successors and permitted assigns thereof.

(y)	“Lessor” means the Party described in Section 2.1(a) and the successors and assigns thereof.

(z)	“MMC Building” means the building located on the lands legally described as Lot 3 Plan 912 0367.

(aa)	“Notice” includes requests, demands, designations, statements or other writings in this Lease required or permitted to be given by the Lessor to the Lessee or by the Lessee to the Lessor and all writs, originating notices of motion, affidavits and any other ancillary documents in support of all legal proceedings.

(bb)	“Operating Costs” means those operating costs associated with the Building and the Lands as described and set forth in Article 13.

(cc)	“Option Additional Space” shall have the meaning given to it in section 4.5 hereof.

(dd)	“Other Areas” means the portion of the Buildings which are not High Volume Air Flow Areas.

(ee)	“Parking Lands” means the lands legally described as Lot 27, Plan 962 3802.

(ff)	“Parking Spaces” shall have the meaning given to it in section 8.3 hereof.

(gg)	“Parties” means the Lessor and Lessee and “Party” means either the Lessor or the Lessee as the context requires.

(hh)	“Planning Costs” means any and all costs and expenses incurred by the Lessor in planning, budgeting, engineering, consulting, designing and otherwise considering the Lessee’s requirements for the Expansion Additional Space and all activities necessarily incidental, plus fifteen (15%) percent.

(ii)	“Property Taxes” means all general, special, local improvement, school and water taxes, levies, rates and charges from time to time imposed against the Building and the Lands, or any part thereof, by municipal or other governmental authorities having jurisdiction, together with the costs of contesting or negotiating the same, but exclusive of income taxes, business taxes, place of business taxes, estate, inheritance, succession, capital levy or transfer tax. (Should it be found that due to changes in the method of levying or collection of any tax, levy, rate or charge to be imposed upon the Building or the Lands, or any part thereof, or should any new tax, levy, rate or charge be levied or imposed in lieu of or in addition to those contemplated by the above definition, the Lessor and the Lessee hereby agree to negotiate an amendment or new provision to this Lease as is necessary to deal with such tax, levy, rate or charge, in an equitable manner so as to obviate any injustice or inequity which shall have arisen and should the Lessor and the Lessee fail to agree on such amendment or new provision the same shall be settled by arbitration in accordance with the Arbitration Act.

(jj)	“Proportionate Share” means:
(i)	in the case of Operating Costs (excluding natural gas costs) relating to the Building, the proportion that the Floor Area of the portion of the Leased Premises in the Building bears to the Gross Leaseable Area of the Building;

(ii)	in the case of natural gas costs comprised in Operating Costs, the Lessor’s Proportionate Share thereof shall be calculated separately from other Operating Costs for the Building on the basis of the general principle that High Volume Air Flow Areas in the Building consumes 2.5 times the amount of natural gas as an Other Areas in the Building; provided that it is acknowledged that the Lessor shall not be entitled to recover more than 100% of the natural gas costs incurred by it;

(iii)	in the case of Section 8.2(d) and Operating Costs relating to the Complex Common Facilities and the Lands, the sum of five thousand dollars ($5,000.00);

(iv)	in the case of Environmental Costs relating to the Building, the proportion that the Lab Area of Leased Premises bears to the aggregate of all of the Lab Area in the MMC Building and the R&D/AIMS I Building.
(kk)	“Ratable Share” shall have the meaning given to it in section 8.3 hereof.

(ll)	“R&D/AIMS I Building” means the three storey administrative and laboratory building known as the “R&D/AIMS I Building” which is located on the Lands as shown on Schedule “B” attached.

(mm)	“Reserved Parking Stalls” means the 33 motor vehicle parking spaces located on the Lands and highlighted in pink on Schedules “A-6” and “A-7”.

(nn)	“Sales Tax” means the goods and services tax and any other sales tax, consumption tax, business transfer tax, value added tax or any similar tax or replacement tax imposed by the Government of Canada, or any provincial or municipal government to the extent that such tax is imposed on the Lessor or is required to be paid by or collected by the Lessor by reason of the supply of any goods or services by the Lessor to the Lessee, the Lands, the Building or the Leased Premises or any payments by the Lessee to the Lessor pursuant to any provision of this Lease.

(oo)	“Structural Repairs” means repairs to the foundations, the structural subfloors, columns and beams and the structural portions of bearing walls and roofs of the Building. For certainty, “Structural Repairs” do not include repairs and replacements of the roof membrane and do not include maintenance of any kind of the foundations, structural subfloors, columns and beams unless such maintenance is of a capital nature.

(pp)	“Users” shall have the meaning given to it in section 8.3 hereof.